Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Linkage Global Inc

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Ordinary Shares, par value US$0.0025 per share	(1)	Other	10,000,000	$0.6225	$6,225,000.00	0.0001381	$859.67

Total Offering Amounts:						$6,225,000.00		859.67
Total Fee Offsets:								0.00
Net Fee Due:								$859.67

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Offering Note(s)

(1)	This registration statement on Form S-8 (the “Registration Statement”) registers Class A ordinary shares of the Registrant, par value $0.0025 per share (the “Shares”), of Linkage Global Inc issuable pursuant to the Linkage Global Inc 2026 Share Incentive Plan (the “Plan”).

Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers such additional Shares of the Registrant as may hereafter be offered or issued by reason of any share dividend, share split, bonus issue, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding Shares.

Represents 10,000,000 Shares reserved for future award grants under the Plan. The initial maximum aggregate number of Shares that may be issued pursuant to all awards is 10,000,000 Shares (such number, as may be increased from time to time according to below, the “Share Limit”). Such Share Limit shall be increased automatically on January 1 of a calendar year, as a result of which increase the Share Limit immediately after each such increase shall equal 5% of the sum of (i) the then-issued and outstanding Shares, (ii) the number of Shares issuable pursuant to then outstanding rights, warrants or options to purchase Shares and securities or rights convertible into, exchangeable or exercisable for Shares, and (iii) the number of Shares reserved under the Plan on December 31 of the immediately preceding calendar year, to the extent that the Registrant has sufficient authorized but unissued share capital. For the sake of clarification, the Share Limit as of the date of this Registration Statement is 10,000,000 Shares. To the extent that the increased Share Limit exceeds the number of Shares registered on this Registration Statement, the Registrant will file a new registration statement to register the additional Shares.

The proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on US$0.6225 per Share, the average of the high and low prices for the Registrant’s Class A Shares as quoted on the Nasdaq Capital Market on April 27, 2026.